P R E S S R E L E A S E

Synthesis Energy Systems Executes Joint Venture Agreement with YIMA Coal Group to Advance Coal Gasification Project in Henan Province, China

  Project ready to move forward pending receipt of final government approvals

HOUSTON, Texas, October 23, 2008 – Synthesis Energy Systems, Inc. (“SES”) (NASDAQ: SYMX), a global industrial gasification company, today announced that it has entered into the primary joint venture agreement with YIMA Coal Croup (“YIMA”), a large Chinese integrated coal company, for the development of a coal gasification plant (the “Plant”) which will feed downstream process for the production of transportation fuels and chemicals intermediates in Henan Province, China.  The joint venture agreement includes a provision whereby YIMA will guarantee the debt financing for the Plant. SES expects this guarantee will allow debt financing to be obtained from domestic Chinese banking sources.

SES and YIMA will continue to work on the development of the project, but will not be required to make capital contributions to the joint venture, pending final government approvals.  The preliminary estimate of the total required capital of the joint venture is approximately $350 million.  In exchange for their capital contributions, SES will own a 49% interest in the joint venture and YIMA will own a 51% interest.

Additionally, SES announced that coal testing for this project, utilizing coal from YIMA’s Yaojin mine, is scheduled to commence at SES’s Hai Hua facility in Zaozhuang City, China.  Data from the testing will be used to verify process simulation calculations and ensure proper design of the Plant.

“The execution of the joint venture agreement with YIMA underscores our current focus on projects in China where traditional bank financing remains accessible.  We are fortunate to have a partner like YIMA that has the ability to provide a guarantee for the financing which we believe will allow SES and YIMA to advance this project despite these turbulent financial times,” commented Tim Vail, president and CEO of Synthesis Energy Systems.  “From an operational perspective, the ability to conduct coal testing in our Hai Hua commercial facility as opposed to a pilot plant will be invaluable to the design process.”

"YIMA is very pleased to have signed the joint venture contract with SES.  Despite the downturn in the international financial markets, Chinese banks have recently decreased interest rates and the central government has reduced reserve ratios for banks, enhancing the ability of Chinese banks to lend to projects.  We are committed to ensuring the financing for this project as this is an encouraged industry in China with excellent government support.  We believe this is an opportunistic time to be building new capacity and we expect this project to be just the first step in a series of projects with SES," commented YIMA’s Chairman, Mr. Wu Luyu.

The Plant will utilize SES’ licensed U-GAS® technology to convert low-quality, high-ash sub-bituminous coal into syngas and downstream products that will help supply the region's growing needs for transportation fuels and chemical intermediates.  The Plant will be constructed in a phased approach that takes advantage of the U-GAS® technology’s ability to economically scale the build-out of capacity.  Phase one of the Plant is designed to process 2,000 tonnes per day of sub-bituminous coal into syngas for downstream chemical and fuel products while phase two, if constructed, is expected to double the design output.

The primary advantages of U-GAS® relative to other gasification technologies is its overall low cost, made possible by fuel flexibility, low operational cost, and the technology’s ability to economically scale projects to meet the needs of industrial customers.  U-GAS® technology produces lower levels of regulated emissions, including sulfur oxides, nitrous oxides and particulates, than conventional coal combustion plants.  It also allows for the low-cost capture of greenhouse gases such as carbon dioxide.

 About Synthesis Energy Systems, Inc.
SES is an energy and technology company that builds, owns and operates coal gasification plants that utilize its proprietary U-GAS® fluidized bed gasification technology to convert low rank coal and coal wastes into higher value energy products, such as transportation fuel and ammonia.  The U-GAS® technology, which SES licenses from the Gas Technology Institute, gasifies coal without many of the harmful emissions normally associated with coal combustion plants.  The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by our ability to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) our ability to operate efficiently on a smaller scale, which enables us to construct plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas and Shanghai, China.  For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.

Three Riverway, Suite 300  Houston, Texas 77056

Tel: (713) 579-0600 / Fax: (713) 579-0610

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that SES expects or anticipates will or may occur in the future, including such things as business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of the  business and operations, plant expansion and growth of the quantity of methanol production, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements.  These statements are based on certain assumptions and analyses made by SES in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the project's early stage of development, estimates of costs to complete the project, receipt of final government approvals, availability of bank financing and the ability to successfully expand the project in the future.   Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct. SES has no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

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Contact:
Synthesis Energy Systems, Inc.
Ann Tanabe

Vice President of Investor Relations

(713) 579-0600

Ann.tanabe@synthesisenergy.com

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Three Riverway, Suite 300  Houston, Texas 77056

Tel: (713) 579-0600 / Fax: (713) 579-0610